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Exhibit 10.23

COMMENCEMENT OF LEASE AMENDMENT #1

Date: October 25, 2000

        This lease commencement agreement pertains to that certain lease amendment dated August 28, 2000, by and between Marvin L. Oates as Trustee of the Marvin L. Oates Trust dated March 7, 1995 (Lessor) and overstocks.com, a Utah corporation (Lessee) for the premises located at 955 South 3800 West, Suite 100, Salt Lake City, Utah 84104 and consisting of an additional area of approximately 65,835 square feet bringing the total occupied square footage to 175,560 square feet within a multi-tenant industrial building of approximately 354,255 square feet.

        Whereas, said Lessee's Fifty-Nine (59) month lease term is to commence on the date indicated below. In accordance with the above, the parties hereto agree that Lessee occupied both the Temporary Space and the First Right Space September 19, 2000 with a rental rate of $13,167.00 per month for the Temporary Space and a rental rate of $18,433.80 per month for the First Right Space.

        Lessee's responsibility to pay rent and perform all other obligations under the lease for the Temporary Space shall continue until Lessee has vacated the space and a final walk-thru has been completed by the property manager.

        The term for the First Right Space shall expire on August 20, 2005.

        All other terms and conditions of said Lease are hereby reaffirmed as being in full force and effect.

LESSOR:		LESSEE:
Marvin L. Oates as Trustee of the Marvin L. Oates Trust dated March 7, 1995		overstocks.com a Utah corporation
By:	/s/ MARVIN L. OATES Marvin L. Oates Trustee of the Marvin L. Oates Trust dated March 7, 1995	By:	/s/ KARLA BOURLAND
Date:	NOV 20 2000	Date:	6 NOV 00

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  Exhibit 10.23
COMMENCEMENT OF LEASE AMENDMENT #1